Exhibit 99.1

For immediate release:	Media Contact:
September 25, 2009	Joan Campion
(212) 733-2798
Investor Contact:
Suzanne Harnett
(212) 733-8009

Frances D. Fergusson And John P. Mascotte
Elected To Pfizer’s Board Of Directors

NEW YORK, NY, September 25 - Pfizer Inc today announced the election of Frances D. Fergusson, Ph.D. and John P. Mascotte to its Board of Directors.  Dr. Fergusson and Mr. Mascotte, current members of the Board of Directors of Wyeth, will join the Pfizer Board upon the closing of Pfizer’s pending acquisition of Wyeth in accordance with the terms of the merger agreement.

Dr. Fergusson is President Emeritus and professor of art at Vassar College, where she became the ninth president in 1986 and retired from that position after twenty years in July 2006.  Prior to joining Vassar, she was provost and vice president for academic affairs at Bucknell University from 1982 – 1986.  She was also on the Board of Overseers of Harvard University from 2002, concluding her service as its president in 2008.

Dr. Fergusson has been a Director of Mattel since 2006.  She was a Director of HSBC Bank USA from 1990-2008, and a Director of CH Energy Inc. from 1993-2002.

Dr. Fergusson is a fellow of the American Academy of Arts and Sciences and is on the Board of Directors of The Getty Trust, the Board of Trustees of The School of American Ballet, Second Stage Theatre, the National Humanities Center and the Foundation for Contemporary Arts.

Dr. Fergusson earned a bachelor's degree in history from Wellesley College, with special honors in art history, and masters and doctoral degrees in art history at Harvard University. She was named a National Endowment for the Humanities Fellow and a Radcliffe Institute Fellow for 1974-1975.  She holds honorary doctorates from the University of London, University of Hartford, and Bard College.  Dr. Fergusson is a recipient of the Founders’ Award of the Society of Architectural Historians.

Mr. Mascotte is the retired President and Chief Executive Officer of Blue Cross Blue Shield of Kansas City, in which capacity he served between 1997 and 2001.  Prior to joining Blue Cross Blue Shield, Mr. Mascotte served as Chairman of Johnson & Higgins of Missouri from January 1996, and from 1983-1995 as Chairman and Chief Executive Officer of The Continental Corporation, which merged with CNA in 1995.

Mr. Mascotte served as a Director of Hallmark Cards, Inc. and its subsidiary Crown Media Holdings, Inc., where he was the Chairman of their respective audit committees.

Mr. Mascotte is the former Chairman of Common Cents, Inc., a national non-profit focused on the social development of children in our nation's primary schools.  He has been a Trustee of the Hall Foundation and is a Trustee Emeritus of The Aspen Institute. He is the Chairman of the Aspen Community Foundation and until last year was a member of the Board of the National Catholic Reporter.  Mr. Mascotte is a former Trustee of The New York Public Library and Lincoln Center for the Performing Arts in New York City.

Mr. Mascotte received a bachelor’s degree in philosophy and accounting from St. Joseph’s College and an LLB from the University of Virginia Law School.

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